Exhibit 10.1
SEPARATION AGREEMENT
     This Separation Agreement (this “Agreement”) is made and entered into by TRANS1 INC., a Delaware corporation (“Company”) and MICHAEL LUETKEMEYER (“Luetkemeyer”).
     WHEREAS, Luetkemeyer has been employed by the Company since April 15, 2007, and has served as its Chief Financial Officer.
     WHEREAS, the parties now wish to terminate Luetkemeyer’s regular full-time employment effective March 31, 2010 (the “Effective Date”). In order to assure an orderly transition, the Company is willing to provide Luetkemeyer with special compensation pay and benefits beyond what he is entitled to under his existing agreements with the Company or the Company’s policies in consideration for his continued service as an employee through the Effective Date, on a full-time basis, and to provide services as the Company may request from time to time with financial reporting and internal controls of the Company and generally as an advisor to management of the Company until December 31, 2010.
     WHEREAS, the parties also wish to mutually release all claims, known or unknown, that they may have against each other.
     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
1. Voluntary Resignation. Luetkemeyer hereby resigns voluntarily from his employment with the Company, and relinquishes his current titles of Chief Financial Officer, as well as any other positions, titles, or directorships he may hold with the Company or any of its affiliated companies, effective on the Effective Date.
2. Accrued Salary, Vacation, and Expenses. The Company shall pay Luetkemeyer an amount equal to his current base salary at the rate of $20,833.33 per month through the Effective Date, and thereafter shall continue to pay Luetkemeyer at such current base salary amount, without accrual for vacation or the provision of benefits through December 31, 2010, all payable through the Company’s regular payroll, minus appropriate withholding and payroll deductions, so long as he continues to meet all requirements of his position through the Effective Date and he continues in compliance with the terms of this Agreement thereafter. All accrued vacation and other accrued paid time off shall be paid in full as of the Effective Date, as determined in the discretion of the Company. The Company shall pay the premiums to continue Luetkemeyer’s current coverage under the Company’s group health plans as it has done prior to the date hereof until the end of the Consulting Period, and thereafter, Luetkemeyer shall pay for his health coverage under COBRA; provided Luetkemeyer makes a timely election to continue such coverage beyond the end of the Consulting Period, pursuant to COBRA. The Company shall reimburse Luetkemeyer for all reasonable and necessary business expenses he has incurred through his date of resignation in accordance with Company policy provided Luetkemeyer promptly submits acceptable documentation.
3. Bonus Compensation.
     A. Annual. Luetkemeyer acknowledges that he has not earned and is not entitled to any cash or stock compensation pursuant to any bonus program the Company may have or any other agreement or understanding for incentive cash or stock compensation for 2010 and will not be eligible for any annual bonus or any portion thereof for 2010, but that while he is eligible to receive a 2009 bonus, he shall receive no bonus for 2009 in accordance with the terms of the 2009 bonus program. All payments hereunder, shall be, subject to usual and customary withholdings and deductions.
     B. Transition. Luetkemeyer shall take all action necessary or otherwise deemed appropriate by the Company to complete the following between the date hereof and March 31, 2010:
          (i) complete the audit of the Company’s financial statements and take all actions required to prepare the Company’s Exchange Act of 1934 filings for the year ended December 31, 2009 including the Company’s Annual Report on Form 10-K and working with the Company’s independent auditors to complete the 2009 audit; and
          (ii) work with his replacement to make for a smooth transition of financial officers.
4. Return of Company Property. Luetkemeyer shall gather up and return all property of the Company in his possession or control by March 31, 2010, excluding his cell phone and laptop computer and including but not limited to any keys or other office equipment, and the originals and copies of all paper or electronic files, records, or other documents.
5. Consulting Agreement. From the Effective Date, and continuing until December 31, 2010, on an on-call basis, or until terminated earlier in accordance with this Agreement, Luetkemeyer shall provide consulting services to the Company (“Consulting Period”). Luetkemeyer shall be reasonably available to provide consulting services as provided for herein as called upon from time to time by the Chief Executive Officer, or another member of management so expressly directed by the Chief Executive Officer, within his areas of expertise.
     A. Other Commitments. The Company acknowledges that Luetkemeyer may seek and accept employment and other opportunities elsewhere during the Consulting Period, from and after March 31, 2010, and subject to the limitations set forth in this Agreement. The Company will make every reasonable effort to accommodate Luetkemeyer’s other commitments in requesting Consulting Services under this Agreement.
     B. No Authority. During the Consulting Period, Luetkemeyer shall have no authority to act on behalf of the Company or to enter into any agreement or obligation without the express prior authorization of the Chief Executive Officer.
     C. No Offset for Other Income. The compensation provided under this Agreement during the Consulting Period shall not be offset by any income Luetkemeyer earns from any other source subject to the terms of Section 5.A above; provided , however, all compensation hereunder shall cease upon a breach of any term of this Agreement by Luetkemeyer.
     D. Trade Secrets and Unfair Competition. Luetkemeyer acknowledges that he has been entrusted with access to the Company’s most valuable trade secrets and proprietary data, including but not limited to detailed knowledge concerning the Company’s current and planned products and services, clinical trials, know-how, design and manufacturing techniques, research and development, business plans, marketing and sales programs, financial records, prices and costs, personnel files, potential mergers and acquisitions, and the identities, needs, and preferences of the Company’s customers, prospects, vendors, and partners. Upon any violation of this provision, the

Consulting Period and all further compensation or reimbursement of the group health benefits shall immediately cease.
     E. Independent Contractor. During the period between April 1, 2010 and December 31, 2010, with respect to any services provided by Luetkemeyer for the Company, it is the express intention of the Company and Luetkemeyer that Luetkemeyer shall perform such services as an independent contractor to the Company. During the Consulting Period nothing in this Agreement shall in any way be construed to make Luetkemeyer an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Luetkemeyer is not authorized to bind the Company to any liability or obligation or to represent that Luetkemeyer has any such authority. Luetkemeyer agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance of such services.
     F. Stock Options. The Company shall permit the continued vesting of the 225,000 incentive stock options granted to Luetkemeyer on or about May 16, 2007, and the 20,000 nonqualified stock options granted to Luetkemeyer on or about April 2, 2008, such that all such stock options granted to Luetkemeyer shall become exercisable in accordance with the terms of the Company’s stock option plan and the applicable stock option agreements through March 31, 2010. Based on Luetkemeyer’s termination of employment on the Effective Date, Luetkemeyer hereby acknowledges that all such stock options not then vested shall expire. Luetkemeyer’s services to the Company under this Agreement after March 31, 2010 shall not constitute “continuous service” for purposes of the Company’s stock option plans and Luetkemeyer’s stock option agreements and all stock options which have become vested stock options on the Effective Date shall continue to be exercisable in accordance with their terms.
6. Mutual Release of All Claims. Luetkemeyer and the Company agree that this Agreement constitutes a full and final settlement of any and all claims they may have against each other, known or unknown, as of the date they execute this Agreement. Concurrently with the execution of this Agreement, the parties shall also execute the Mutual Release attached as Exhibit A in accordance with its terms, and this Agreement shall not take effect until the Mutual Release has taken effect.
7. Confidentiality of Agreement. Luetkemeyer and the Company shall keep the terms of this Agreement confidential, except that Luetkemeyer may disclose it to his spouse and both parties may make necessary disclosures to their accountants and attorneys, provided the recipient of any such disclosure maintains confidentiality. The parties may also make such disclosures as are required by law, or by a subpoena or court order, provided that the party receiving such subpoena or order will promptly notify the other party of such receipt.
8. Confidentiality. Luetkemeyer acknowledges and agrees that he remains subject to all obligations imposed by the Employee Proprietary Information Agreement he signed in connection with his employment dated April 15, 2007, and all other policies and agreements concerning the confidentiality of the Company’s trade secrets and proprietary data, and ownership of patents, copyrights, trademarks, inventions, and discoveries. Luetkemeyer acknowledges that these obligations shall survive the Consulting Period and are not impaired or limited by the terms of this Agreement.
9. No Solicitation. For a period of one year following the last day of the Consulting Period, Luetkemeyer shall not directly or indirectly solicit or induce, or attempt to solicit or induce, any employee or consultant of the Company to terminate their employment or cease rendering services to the Company.
10. Non-Disparagement. Luetkemeyer shall refrain from making any false or disparaging remarks about the Company and its officers, employees, products, and services. The Company will direct management of the Company to refrain from making any false or disparaging remarks about Luetkemeyer or his character, abilities and work performance. If asked about the circumstances surrounding Luetkemeyer’s separation from employment, the parties may state that Luetkemeyer left the Company by mutual agreement on amicable terms. In response to inquiries about Luetkemeyer from prospective employers, the Company shall confirm only his titles, dates of employment, final compensation and benefits, and the fact that he resigned by mutual agreement.
11. Non-Admission. Neither Luetkemeyer nor the Company admits any wrongdoing or liability. If this Agreement is not executed or does not become effective for any reason, it shall be null and void.
12. Amendment. This Agreement can be modified or amended only in a subsequent written document signed by both Luetkemeyer and the Company. A waiver of any breach of this Agreement shall not constitute a waiver of any future breach.
13. Withholding. All payments to Luetkemeyer under this Agreement through the Effective Date, shall be subject to appropriate withholding and payroll deductions as required by applicable law or Company policy and thereafter all payments will continue to be subject to appropriate withholding.
14. Severability. If any provision of this Agreement is found to be invalid, all other provisions shall remain in effect.
15. Arbitration and Equitable Relief. Any dispute arising out of or relating to this Agreement shall be settled by final and binding arbitration to be held in Wilmington, North Carolina, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions and all other forms of relief available in a court of law. Payment of the fees and expenses of the Arbitrator(s) shall be allocated as provided by applicable law. The parties shall be entitled to reasonable discovery. The decision of the arbitrator shall be final and binding on the parties, except to the extent that review in court is allowed by law. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. Luetkemeyer and the Company understand that they are voluntarily waiving the right to trial by jury.
16. Successors. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, to assume the Company’s obligations under this Agreement.
17. Entire Agreement. This Agreement and the documents it preserves or incorporates shall constitute the entire agreement between the parties, and supersede all other agreements, whether oral, written, or implied, regarding the subject matter hereof.

18. Counterparts. This Agreement may be executed in one or more counterparts, and the signature pages may be transmitted by facsimile, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
19. Voluntary Agreement. Luetkemeyer has entered into this Agreement freely and voluntarily, after having been advised to seek advice of legal counsel and having had adequate opportunity to do so.
     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the 23rd day of February, 2010.

/s/Michael Luetkemeyer
Michael Luetkemeyer

TRANS1 INC., a Delaware corporation
By:	/s/ Richard Randall
Richard Randall,
Chief Executive Officer

EXHIBIT A
MUTUAL RELEASE
     This Mutual Release (“Release”) is made and entered into by MICHAEL LUETKEMEYER (“Luetkemeyer”) and TRANS1 INC., a Delaware corporation (“Company”).
     In consideration of the promises set forth in the Separation and Consulting Agreement between Luetkemeyer and the Company of the same date as this Agreement (“Separation Agreement”) and for other valuable consideration, Luetkemeyer and the Company agree as follows:
1. Mutual Release and Waiver of Claims
(a)	Except as provided in Section 1(b), Luetkemeyer, for himself and on behalf of his spouse, dependents, heirs, executors, administrators, legal representatives, successors, and assigns (collectively referred to in this Release as “Luetkemeyer”), hereby unconditionally and forever releases, discharges, and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise, known or unknown, that Luetkemeyer may have against the Company, its subsidiaries and affiliates, and their employees, officers, directors, shareholders, insurers, representatives, agents, successors, assigns, and third party administrators, including but not limited to TriNet HR Corporation and their affiliates, officers, agents, administrators, servants, employees, attorneys, successors, parent, subsidiaries, assigns and affiliates, arising prior to the date he signs this Agreement, including but not limited to claims relating to his hiring, compensation, benefits, assignments, or termination, or arising under any state or federal equal employment law such as Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (as further described in Section 2 below); the Older Workers Benefit Protection Act, the Americans with Disabilities Act; claims under the Employee Retirement Income Security Act of 1974, as amended; the California Fair Employment and Housing Act; or any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This Release also includes claims for wrongful discharge; fraud or fraudulent inducement; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation under any statute, rule, regulation or under the common law.

(b)	Notwithstanding the foregoing, Luetkemeyer does not release, discharge or waive: (i) any rights to receive any benefits provided under the provisions of any Company-maintained qualified retirement plan in which Luetkemeyer participates, (ii) any conversion or COBRA rights under a Company-sponsored group term life insurance plan in which Luetkemeyer participates, (iii) Luetkemeyer’s right to indemnification from the Company to the fullest extent permitted under Delaware General Corporation Law, (iv) Luetkemeyer’s right to enforce the terms of the Separation and Consulting Agreement and this Release; and (v) any future rights Luetkemeyer may have as a stockholder.

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(c)	The Company, for itself and its subsidiaries and affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively referred to in this Release as “Company”) hereby unconditionally and forever releases, discharges, and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise, known or unknown, that the Company may have against Luetkemeyer or his spouse, dependents, heirs, executors, administrators, legal representatives, successors, and assigns, including but not limited to claims relating to Luetkemeyer’s employment with the Company or arising under state or federal law, arising prior to the date the Company signs this Agreement.
2. Limit of Release
The parties understand that they are waiving all claims encompassed by this Release, known or unknown, arising prior to the date they sign this Agreement.
3. Proceedings
Luetkemeyer and the Company represent that they have not filed any charges, claims, or proceedings of any kind against the other any court or state or local, state or federal agency. To the fullest extent allowed by law, Luetkemeyer and the Company agree not to participate in any such proceeding and waive any right to recover against the other in any such proceeding instituted by any other person or entity.
4. Severability Clause
In the event any provision or part of this Release is found to be invalid or unenforceable, all other provisions shall remain in effect.
5. Non-Admissions
The parties expressly deny any and all liability or wrongdoing and agree that nothing in this Release shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.
6. Amendment
This Release can be amended or modified only in a subsequent written document signed by Luetkemeyer and the Company. A waiver of any breach shall not constitute a waiver of any future breach.
7. Controlling Law
This Release shall be governed by the laws of the State of North Carolina, without regard to conflicts of law principles.
8. Counterparts
This Release may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

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9. Entire Agreement
This Release, the Separation Agreement, and the agreements it incorporates shall constitute the complete agreement of the parties concerning the subject matter, and shall supersede all other agreements or understandings whether oral, written, or implied.
          IN WITNESS WHEREOF, Luetkemeyer and the Company have executed this Release this 23rd day of February, 2010.

LUETKEMEYER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS, AND APPRECIATES ITS CONTENTS, THAT HE HAS HAD AT LEAST 21 CALENDAR DAYS TO CONSIDER THIS RELEASE, THAT THIS RELEASE MAY BE REVOKED WITHIN 7 CALENDAR DAYS AFTER ITS EXECUTION, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASES PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

/s/ Michael Luetkemeyer
Michael Luetkemeyer

TRANMS1 INC., a Delaware corporation
By:	/s/ Richard Randall
Richard Randall,
Chief Executive Officer

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